Exhibit 99.1

SIGNATURE

Blackstone Inc.
By: /s/ Victoria Portnoy	11/05/2025
Name: Victoria Portnoy
Title: Managing Director - Assistant Secretary

Blackstone Group Management L.L.C.	11/05/2025
By: /s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director - Assistant Secretary

Stephen A. Schwarzman	11/05/2025
/s/ Stephen A. Schwarzman